Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Comtech Telecommunications Corp. for the registration of its securities and to the use of our reports dated March 13, 2015, with respect to the consolidated financial statements of Telecommunication Systems, Inc. included in Comtech Telecommunications Corp.’s Current Report on Form 8-K dated December 15, 2015, filed with the Securities and Exchange Commission, incorporated by reference herein.

/s/ Ernst & Young LLP

Baltimore, Maryland

December 15, 2015